For Immediate Release
10-06-08

Media Contact:
Odyne Corporation
Melissa Ruttner, 631-750-1010
Director of Investor Relations
melissa@odyne.com

Odyne Corporation Announces Suspension of Operations

HAPPAUGUE, N.Y., January 6, 2009, (Business Wire) -- Odyne Corporation
(OTCBB: ODYC), a clean technology company that develops advanced hybrid electric vehicle propulsion systems, announced today that the company will be suspending operations.

As disclosed in October 2008, Odyne retained Matrix USA, LLC to explore strategic alternatives.  These efforts have not been successful.  Accordingly, Odyne today announced that, after careful consideration, it has determined to wind-down the operations of the company, terminate substantially all of its employees, discontinue its operating leases, resolve its outstanding liabilities and liquidate its remaining assets.

About Odyne Corporation

Odyne Corporation is a clean technology company that develops and manufactures propulsion systems for advanced Plug-in Hybrid Electric Vehicles (PHEV), specifically medium and heavy-duty trucks and buses. The company has developed a proprietary system combining electric power conversion, power control and energy storage technology, with standard electric motors, storage batteries and other off the shelf components that enables vehicles to have lower fuel, operating and maintenance costs with substantially lower emissions. Visit www.odyne.com for more information.

Forward-Looking Statements

This news release contains certain "forward-looking statements," related to the business of Odyne which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, regulatory actions or delays, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the U.S. Securities and Exchange Commission. Odyne is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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